RAINIER INVESTMENT MANAGEMENT MUTUAL FUNDS

AMENDMENT NO. 3 TO MANAGEMENT AGREEMENT

THIS AMENDMENT NO. 3 (this “Amendment”) is made this 31st day of March, 2009, by and between RAINIER INVESTMENT MANAGEMENT MUTUAL FUNDS (the “Trust”), a statutory trust organized under the laws of the State of Delaware, and RAINIER INVESTMENT MANAGEMENT, INC. (the “Advisor”), a Washington corporation, with respect to that Management Agreement (the “Agreement”) between the Trust and the Advisor dated May 6, 1994, as amended by Amendment No. 2 on December 27, 2005.

This Amendment is for the purpose of adding an additional series of the Trust to the Agreement.

1.  Exhibit A to the Agreement is hereby amended in its entirety and replaced with Exhibit A attached to this Amendment.

2.  Except as expressly amended by this Amendment, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their duly authorized officers, all on the day and year first above written.

RAINIER INVESTMENT MANAGEMENT MUTUAL FUNDS	RAINIER INVESTMENT MANAGEMENT, INC.

By: _______________________________	By: _______________________________

Title: ______________________________	Title: ______________________________

Exhibit A

Fund	Annual Advisory Fee Rate	Effective Date

Rainier Small/Mid Cap Equity Portfolio	0.85%	May 6, 1994

Rainier Core Equity Portfolio	0.75%	May 6, 1994

Rainier Balanced Portfolio	0.70%	May 6, 1994

Rainier Intermediate Fixed Income Portfolio	0.50%	May 6, 1994

Rainier Large Cap Growth Portfolio	0.75%	June 15, 2000

Rainier Mid Cap Equity Portfolio	0.85%	December 27, 2005

Rainier High Yield Portfolio	0.55%	March 31, 2009

RAINIER INVESTMENT MANAGEMENT MUTUAL FUNDS	RAINIER INVESTMENT MANAGEMENT, INC.

By: _______________________________	By: _______________________________

Title: ______________________________	Title: ______________________________